EXHIBIT 10.9

January 31, 2007

Mr. Richard W. Egan
President & Chief Executive Officer
Simtrol, Inc.
2200 Norcross Parkway, Suite 255
Norcross, GA 30071

RE: Triton BDS Proposal for Advisory Services
Dear Rick:
On behalf of Triton BDS, I am pleased to submit our proposal for comprehensive advisory services for Simtrol, Inc (Simtrol). Don Gasgarth, Jeff Zwitter and I have had discussions with you concerning the extent and nature of the services you and Simtrol require, and this proposal is an attempt to qualify the extent and nature of such services.
Current Situation
Triton and several of its Partners have been actively engaged with Simtrol since September of last year on a variety of critical corporate initiatives. Pursuant to discussion with you and members of the Simtrol Board of Directors, and based on the success of our endeavors to date, we understand that Simtrol has agreed to expand and extend our prior engagement into a longer-term relationship.
Triton Proposal
There are many moving parts and events in the Simtrol business where Triton has significant insight, experience and expertise. Our proposal is to make the Triton Managing Directors (specifically, Paul Freischlag, Don Gasgarth and Jeff Zwitter) available to you for advice, counsel and coaching on an as-needed basis to augment your capacity to deal with and execute a wide variety of critical and time sensitive initiatives. Our intentions are to partner with you and align Triton’s interests, objectives and rewards with your own. To this end, Triton will focus its highest level of attention on Simtrol to provide you our best objective and impartial advice and counsel - effectively becoming an extension of your own capabilities. Triton services will include, but not be limited to, working with and advising you as may be required on the following matters:

Financial & Strategic Planning
Capital Formation, Structure & Funding Strategies
Investor Relations & Communications Best Practices
Business Practice, Processes, Procedures and & Internal Controls
Strategic analysis of the Simtrol business and prospects
Human Resources Assessment & Development
Access to Triton’s extensive network of relationships and resources

It is also understood that the involvement of Craig Reamsnyder and Rick Eaton as full-time Simtrol senior management is an integral part of the services Triton will provide under this Agreement; however, the responsibilities, job descriptions compensation and/or other remuneration for these gentlemen will be separately negotiated and deemed outside the scope of this Agreement.

As has been demonstrated by our past efforts, our involvement will significantly relieve you from expending your own efforts and attention to all of the above noted items - to effectively become your partner in driving the growth, value and success of Simtrol. However, any of the above efforts requiring Triton personnel to assume the tactical responsibility for execution of Simtrol business tasks or processes are not covered by this proposal and will be addressed on an as-required basis.

Being keenly sensitive to your current financial situation and to align our common interests, we propose that Triton’s compensation be comprised of a monthly cash retention fee and an ownership position in your common stock. Specifically, we suggest a monthly cash retainer of $10,000 and a grant of common stock of 640,000 shares, which will be ascribed a nominal value, as an inducement to enter into this relationship. The aforementioned common shares will be held in a restricted account by Simtrol for the benefit of Triton and distributed ratably over the 24 month engagement period. We also propose that the duration of this Agreement be for a period of two years from the date of the expiration of our previous September 18, 2006 Agreement. While this Agreement is non-cancelable, the scope and terms of the engagement may be changed at anytime by mutual agreement between Simtrol and Triton.

Conclusion
As you can see from the attached descriptive overview of our capabilities and personnel (see www.tritonbds.com), Triton is uniquely qualified to provide you with both significant advisory services and the willingness to accept a significant portion of our compensation in the form of your common stock, thus locking our success in this engagement squarely with yours. The Triton network of professionals will allow Simtrol to leverage our talents and relationships to provide a “one stop shop” for gaps in your current and future business organization and requirements by utilizing a diverse team of talented professionals with multifunctional expertise. Triton is confident that we can help you drive value creation as your impartial partner, as your success is inexorably linked with our own.
We look forward to continuing our partnership to drive the value and success of Simtrol.

Sincerely,

/s/ Paul H. Freischlag, Jr.

Paul H. Freischlag, Jr.
Managing Director/Partner,
Triton Business Development Services

Agreed and Accepted

/s/ Richard W. Egan

Mr. Richard W. Egan
President & Chief Executive Officer
Simtrol, Inc